Registration No.

                                   FORM S-8

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            Registration Statement Under the Securities Act of 1933



                             ZURN INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

               Pennsylvania                             25-1040754
         (State of incorporation)            (IRS employer identification no.)

    One Zurn Place, Erie, Pennsylvania                     16505
(Address of principal executive offices)                 (Zip code)



            ZURN INDUSTRIES, INC. 1995 DIRECTORS STOCK OPTION PLAN
                           (Full title of the plan)



                 Dennis Haines, General Counsel and Secretary
                   One Zurn Place, Erie, Pennsylvania 16505
                    (Name and address of agent for service)

   Telephone number, including area code, of agent for service 814-452-2111


               Approximate date of proposed sale to the public:
   From time to time after the effective date of this registration statement


                        CALCULATION OF REGISTRATION FEE

                                   Proposed        Proposed
   Title of                        maximum         maximum
  securities         Amount        offering        aggregate      Amount of
    to be            to be         price per       offering      registration
  registered       registered      share (1)         price           fee
Common Stock,       150,000
$.50 Par Value       shares        $25.0625        $3,759,375     $1,296.34

(1) Based on the average of the high and low sales prices of the registrant's common stock on the New York Stock Exchange on December 15, 1995 solely for the purpose of calculating the registration fee.


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         CROSS REFERENCE SHEET PURSUANT TO REGULATION S-K ITEM 501(b)

       Form S-8 Item
Number            Caption                  Prospectus Location or Caption

 1(a)  General Plan Information        Stock Option Plan-General Information,
                                       Purpose, Duration, Administration;
                                       Tax Aspects

 1(b)  Securities to be Offered        Stock Option Plan-Securities Offered

 1(c)  Employees Who May               Stock Option Plan-Eligibility for
       Participate in the Plan         Options

 1(d)  Purchase of Securities          Stock Option Plan-Duration, Securities
       Pursuant to the Plan and        Offered, Terms and Conditions of
       Payment for Securities          Options, Change in Control of the
       Offered                         Company, Adjustments in Event of
                                       Recapitalization; or Not Applicable

 1(e)  Resale Restrictions             Resale Restrictions

 1(f)  Tax Effects of Plan             Tax Aspects
       Participation

 1(g)  Investment of Funds             Not Applicable

 1(h)  Withdrawal from the Plan-       Stock Option Plan-Terms and Conditions
       Assignment of Interest          of Options-Nontransferability

 1(i)  Forfeitures and Penalties       Stock Option Plan-Terms and Conditions
                                       of Options-Term of Option, Exercise of
                                       Option

 1(j)  Charges and Deductions and      Not Applicable
       Liens Therefor

 2     Registrant Information          Available Information; Documents
                                       Incorporated by Reference














                                  PROSPECTUS






                             ZURN INDUSTRIES, INC.

                       1995 DIRECTORS STOCK OPTION PLAN

                                150,000 Shares
                         Common Stock, $.50 Par Value




                    Offered as set forth herein under the
            Zurn Industries, Inc. 1995 Directors Stock Option Plan to nonemployee members of the Board of Directors of Zurn Industries, Inc.




         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




No person has been authorized to give any information or to make any representations not contained in this Prospectus. Any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell any of the securities covered by this Prospectus by the Company in any state to any person to whom it is unlawful for the Company to make such offer. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or since the dates as of which information has been incorporated herein.






               The date of this Prospectus is December 20, 1995.

                             AVAILABLE INFORMATION

Zurn Industries, Inc. ("the Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports and other information with the Securities and Exchange Commission.

Reports, proxy statements, and other information filed by the Company with the Securities and Exchange Commission can be inspected and copied at, or copies of such material can be obtained at prescribed rates from, the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, DC 20549. These documents also can be inspected and copied at certain of the following regional offices of the Securities and Exchange Commission:

       Suite 1300, 7 World Trade Center, New York, New York 10048
       Suite 200, 1401 Brickell Avenue, Miami, Florida 33131
       Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 Suite 4800, 1801 California Street, Denver, Colorado 80202
       11th Floor, 5670 Wilshire Boulevard, Los Angeles,
         California 90036

The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and reports, proxy statements, and other information concerning the Company can be inspected at such exchanges.

A copy of any information incorporated by reference in this Prospectus, excluding any exhibits thereto, will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request to:

                           Secretary of the Company
                           Zurn Industries, Inc.
                           One Zurn Place
                           Erie, Pennsylvania  16505
                           Telephone 814-452-2111


















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                                   CONTENTS


Stock Option Plan

  General Information                                                5

  Purpose                                                            5

  Duration                                                           5

  Administration                                                     5

  Securities Offered                                                 5

  Eligibility for Options                                            6

  Terms and Conditions of Options
    Option Price                                                     6
    Payment                                                          6
    Term of Option                                                   6
    Exercise of Option                                               6
    Nontransferability                                               6

  Change in Control of the Company                                   7

  Adjustments in Event of Recapitalization                           8

Resale of Restrictions                                               8

Tax Aspects                                                          9

Documents Incorporated by Reference                                  9

Director Indemnification                                             9


















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                             [Intentionally Blank]


























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                               STOCK OPTION PLAN

GENERAL INFORMATION
The Zurn Industries, Inc. 1995 Directors Stock Option Plan (the "Plan") of Zurn Industries, Inc. (the "Company"), One Zurn Place, Erie, Pennsylvania 16505 provides for the distribution of nonqualified options to purchase shares of the Common Stock, $.50 par value, of the Company to nonemployee members of the Board of Directors of the Company.

PURPOSE
The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to directors of the Company, upon whose judgment and experience the Company is dependent for the successful administration of its business, the incentive advantages inherent in stock ownership, to the end that the Company may attract and retain them as directors.

DURATION
The Plan will terminate on August 31, 2005, unless it is terminated prior thereto by the Board of Directors of the Company, but termination shall not impair the validity of options then outstanding.

The Board of Directors may amend the Plan, provided that, except for adjustments in the event of recapitalization, no amendment shall (1) impair any option theretofore distributed under the Plan, (2) change the option price, or (3) without the approval of shareholders, increase the number of shares of common stock authorized to be optioned and sold or change the number of shares which may be purchased pursuant to an option.

ADMINISTRATION
The Plan is administered by the Board of Directors of the Company who are elected by the shareholders of the Company. The present members of the Board of Directors are:

        Zoe Baird                     Michael K. Brown
        William E. Butler             Edward J. Campbell
        Robert D. Neary               David W. Wallace
        Robert R. Womack

Information about the Plan and its administration may be obtained from the Secretary of the Company, Zurn Industries, Inc., One Zurn Place, Erie, Pennsylvania 16505 (telephone 814-452-2111).

SECURITIES OFFERED
Pursuant to the provisions of the Plan, options with respect to 150,000 shares (subject to adjustment as described under the caption "Adjustments In Event Of Recapitalization") of the Company's Common Stock, $.50 par value, may be distributed. Shares issued upon exercise of an option may be authorized and unissued or may have been issued and reacquired and held in the treasury of the Company. Any shares which have been subject to an option which expires or is terminated unexercised shall again be available for distributing options.



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Provisions that could have the effect of delaying, deferring, or preventing a change in control of the Company are described in this Prospectus under the caption "Change In Control Of The Company" and in the description of Preferred Share Purchase Rights contained in the Form 8-A/A Registration Statement Amendment No. 1 dated June 27, 1995 which is incorporated herein by reference.

ELIGIBILITY FOR OPTIONS
Each member of the Board of Directors of the Company who was not an employee of the Company or one of its subsidiaries during the six-month period preceding the date options are distributed shall receive on the first business day following the final adjournment of the Company's annual meetings of shareholders during the term of the Plan an option to purchase 2,000 shares of the Company's common stock provided there is a sufficient number of shares available; otherwise, the number of shares shall be prorated.

TERMS AND CONDITIONS OF OPTIONS

OPTION PRICE The option price shall be the closing price of the common stock of the Company on the New York Stock Exchange on the day prior to the day the option is distributed or, if no sale of the Company's common stock shall have been made on that exchange on that day, on the next preceding day on which there was a sale (Fair Market Value). In no event shall the purchase price be less than the par value of the shares.

PAYMENT Payment for all shares shall be made in cash or with common stock of the Company, or a combination of both, delivered at the time that an option, or any part thereof, is exercised. No shares shall be issued until full payment therefor has been made. Common stock of the Company used as payment shall have been owned by the optionee not less than six months preceding the date the option is exercised and shall be valued at its Fair Market Value.

TERM OF OPTION The duration of stock options shall be ten years from the date of distribution.

EXERCISE OF OPTION No option shall be exercised prior to six months after the date on which the option was distributed. While an optionee is a Director of the Company and in the case of an optionee who ceases to be a Director of the Company by reason of retirement, full and complete disability, or death, an option may be exercised prior to its expiration only by the optionee or, in the case of death, by the executor or administrator of the optionee's estate or by a person who acquired the right to exercise such option by bequest or inheritance. All option privileges continue for five years after retirement, full and complete disability, or death, but not after the expiration of the option term. Otherwise, an exercisable option may only be exercised within the ninety day period after an optionee ceases to be a Director of the Company.

NONTRANSFERABILITY An option shall not be transferable by the optionee other than by will or by the laws of descent and distribution.




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CHANGE IN CONTROL OF THE COMPANY
Notwithstanding any other provisions in the Plan or the terms of any option distributed pursuant to the Plan, in the event of a change in control, each optionee may, during the period of thirty days following the change in control, require the Company to purchase outstanding options distributed more than six months before the change in control from the optionee at a purchase price equal to the excess of the market value per share over the option price multiplied by the number of shares subject to such options specified by the optionee for purchase in a written notice to the Company, attention of the Secretary. For purposes of this paragraph, market value per share shall mean the higher of (1) the average of the highest sales price per share of the Company's common stock on the New York Stock Exchange Composite Tape on each of the five trading days immediately preceding the date the optionee so notifies the Company and (2) the highest price, if any, offered in connection with a change in control. The amount paid to each optionee by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

A Change in Control shall be deemed to occur if: (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"], other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the Shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (2) during any period of two consecutive years (not including any period prior to the distribution of an option) individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (1), (3) or (4) of this paragraph) whose election by the Board or nomination for election by the Company's Shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority thereof; (3) the Shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (4) the Shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.


                                      -9-                                  -7-
ADJUSTMENTS IN EVENT OF RECAPITALIZATION
If the Company shall issue any additional shares of common stock by way of stock dividend, stock split, subdivision or reclassification of shares of outstanding common stock, then in any of those events the aggregate number of shares subject to the Plan, and the number of shares and the option price per share of all stock subject to outstanding options shall be adjusted in order to appropriately reflect such capitalization changes.

Upon any merger of one or more corporations into the Company or after any consolidation in which the Company shall be the surviving corporation, each optionee shall, at no cost, be entitled, upon any exercise of an option, to receive (subject to any required action by the Shareholders) in place of the shares of the Company as to which such option shall have been exercised, the number and class of stock or other securities to which such option shall be entitled pursuant to the terms of the agreement of merger or consolidation. The Board of Directors has the right to make, in its sole discretion, any adjustment required to equitably reflect any changes in the number or kind of shares to which the optionee would be entitled under the terms of such agreement of merger or consolidation had the option been exercised at the time of such merger or consolidation. Anything herein contained to the contrary notwithstanding, in the event (1) the Company shall be liquidated or dissolved, (2) the Company shall be a party to a merger or consolidation in which the Company will not be the surviving corporation, or (3) the Company shall sell substantially all of its assets and business to another corporation for a consideration consisting principally of shares or other securities of the purchasing corporation which are to be distributed among the Shareholders of the Company (other than dissenting Shareholders), then in any of these events the Board of Directors, prior to the consummation of such dissolution, merger, consolidation or sale of assets, shall make every reasonable effort to advise the holders of outstanding options that such transaction is imminent, and shall in the case of liquidation, and may in the case of such merger, consolidation or sale of assets, in its sole discretion, fix a date and notify the optionees thereof, at least thirty days prior thereto, on or prior to which, but not thereafter, the optionees may exercise the options in respect of any or all of the shares then remaining unpurchased.


                              RESALE RESTRICTIONS

Persons who may be deemed to be affiliates of the Company at the time shares acquired by the exercise of stock options are offered for sale may not sell such shares unless (1) a registration statement covering such shares has been filed and is effective in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission or (2) such persons have complied with Rule 144 of such rules and regulations or the conditions of any other exemption from registration which may be available under such Act.






-8-                                  -10-
                                  TAX ASPECTS

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and it is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

The distribution of stock options will not result in taxable income for the optionee or in a deduction for the Company. The exercise of a stock option will result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time that the option is exercised.

Taxable income recognized by an optionee is self-employment income subject to Social Security tax, up to an annual earnings maximum, and Medicare tax.

The tax basis of shares of the Company's common stock purchased with cash on exercise of a stock option is the fair market value of the shares on the date the option is exercised. If payment on exercise of an option is made by delivery of common stock of the Company, the number of shares received equal to the number of shares delivered will retain the tax basis of the shares delivered and any additional shares received will have a tax basis equal to their fair market value on the date the option is exercised.

The holding period for determining if any gain or loss realized on the sale of shares of the Company's common stock acquired through the exercise of a stock option is a short-term or long-term gain or loss for federal income tax purposes commences with the date on which the option is exercised.


                      DOCUMENTS INCORPORATED BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended March 31, 1995 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and all documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Act are incorporated by reference in this Prospectus.


                           DIRECTOR INDEMNIFICATION

The Company's Articles of Incorporation and Bylaws provide that, to the fullest extent that the laws of the Commonwealth of Pennsylvania, as in effect on January 27, 1987, or as thereafter amended, permit the elimination or limitation of liability of directors, no director of the Company shall be personally liable for monetary damages as such for any action taken or any failure to take any action as a director. Also, the Company maintains a directors and officers liability insurance policy covering all of its directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the

                                     -11-                                  -9-
opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director in the successful defense of any action, suit, or proceeding) is asserted by such director in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.










































-10-                                 -12-
                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 - INCORPORATION OF DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended March 31, 1995 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, is incorporated herein by reference.

All documents subsequently filed by the Company with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4 - DESCRIPTION OF SECURITIES

The securities to be offered have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5 - INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The first paragraph under the caption "Director Indemnification" contained in the Prospectus forming Part I of this registration statement is incorporated herein by reference.

ITEM 7 - EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8 - EXHIBITS

The exhibits listed in the Exhibit Index to this registration statement are incorporated herein by reference.

ITEM 9 - UNDERTAKINGS

The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (2) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the

offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The second paragraph under the caption "Director Indemnification" contained in the Prospectus forming Part I of this registration statement is incorporated herein by reference.




































                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Erie, Commonwealth of Pennsylvania, on December 20, 1995.

                                       ZURN INDUSTRIES, INC.
                                       (Registrant)



                                       /s/ R.R. Womack
                                       Robert R. Womack
                                       Chairman


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.



/s/ R.R. Womack               Director, Chairman, and       December 20, 1995
Robert R. Womack              Chief Executive Officer



/s/ John R. Mellett           Senior Vice President-        December 20, 1995
John R. Mellett               Chief Financial Officer



/s/ John E. Rutzler III       Vice President-Controller     December 20, 1995
John E. Rutzler III



By Dennis Haines for the following Directors:
    Zoe Baird                 William E. Butler             Edward J. Campbell
    Robert D. Neary           David W. Wallace



/s/ Dennis Haines             Attorney In Fact              December 20, 1995
Dennis Haines





                                 EXHIBIT INDEX

 4  Instruments Defining the Rights of Security Holders,
    Including Indentures

    Description of Common Stock contained in the prospectus      Incorporated
    dated July 26, 1972 beginning on page 18 ("Description of    by reference
    Capital Stock") forming a part of Amendment No. 3 to the Form S-1 Registration Statement No. 2-44631

    Description of Common Stock as set forth in the Restated     Incorporated
    Articles of Incorporation with Amendments through            by reference
    August 7, 1987 filed as Exhibit 19A to Form 10-Q for the quarter ended September 30, 1987

    Description of Preferred Share Purchase Rights contained     Incorporated
    in the Form 8-A/A Registration Statement Amendment No. 1     by reference
    dated June 27, 1995

 5  Opinion Re Legality

    Opinion of Thorp, Reed & Armstrong, Counsel for the
    Company, as to the legality of the securities being registered

23  Consents of Experts and Counsel

    Consent of Thorp, Reed & Armstrong, Counsel for the          Included in
    Company                                                       Exhibit 5

    Consent of Independent Auditors

24  Power of Attorney

    Powers Of Attorney signed on October 30, 1995 by Z. Baird,
    W.E. Butler, E.J. Campbell, R.D. Neary, and D.W. Wallace

99  Additional Exhibits

    Annual Report on Form 10-K for the year                      Incorporated
    ended March 31, 1995                                         by reference

    1995 Directors Stock Option Plan










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